Luby’s, Inc.
13111 Northwest Freeway
Suite 600
Houston, Texas 77040
____________________________________________________________________________________

August __, 2020

Personal and Confidential

__________________
__________________
__________________

RE: Severance Agreement

Dear __________________:

In recognition of your critical contributions to Luby’s, Inc. (the “Company”), I am pleased to inform you of the Company’s agreement to provide you with severance protection, effective upon your agreement with the terms of this letter (“Agreement”). This Agreement includes and incorporates all of the terms and conditions set forth in the attached Appendix. We hope that by providing you with this enhanced severance protection, you can maintain focus on the Company’s efforts.

Under the terms of this letter, if the Company terminates your employment without Cause (as defined in the attached Appendix) or you terminate your employment for Good Reason (as defined in the attached Appendix) and in either case you cease to be employed by the Company or its subsidiaries or successors, the Company or its successor will provide for severance protection at _____ of your annual rate of base salary (the “Separation Pay”); except that you will not be entitled to Separation Pay if you are offered, but decline, comparable employment by a successor to all or a part of the Company’s business. For the purpose of the preceding sentence, comparable employment must include compensation not materially less than your current compensation and not require a change by more than 50 miles in the geographic location at which you must perform your duties and services.

If the Company or one of its subsidiaries is required to pay severance or termination benefits to you under any other plan, agreement or arrangement, or by law, but not including bonus or other incentive or performance-based payments including the Bonus Opportunity Agreement, the Separation Pay payable to you under this Agreement will be reduced by the amount of the required severance or termination benefits required to be paid to you under such other plan, agreement or arrangement, or by law. This provision is intended to prevent duplication of benefits and is not intended to permit an alteration in the time or form of the Separation Pay payable under this Agreement. For the avoidance of doubt, the acceleration of vesting or receipt of previously earned equity awards pursuant to the Luby’s Incentive Stock Plan shall not reduce the Separation Pay.

This Agreement is confidential and should not be discussed with anyone other than your family members and your financial and legal advisors. These individuals must also keep the terms of the Agreement confidential.

On behalf of the Company, I want to thank you for your service and look forward to your continued contributions.

Very truly yours,

Christopher J. Pappas
President and CEO

Accepted and Agreed:

[Employee]

By: _____________________________________

Name: ______________________________
Date: ______________________________

Appendix
Severance Agreement

1.Eligible Qualifying Terminations. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason, and in either case you do not continue in employment with the Company or its subsidiaries or successors, and if you satisfy the requirement set forth in Section 2 of this Appendix, Waiver and Release (a “Qualifying Termination”), you shall be eligible to receive the Separation Pay specified in this Agreement. You will not be eligible for Separation Pay under this Agreement in the event of the termination of your employment with the Company for Cause, as a result of your resignation other than for Good Reason or by reason of your death or Disability. You will also not be eligible for Separation Pay if you continue employment with a successor to all or a portion of the Company’s business or if you are offered, but decline, comparable employment by a successor to all or a part of the Company’s business.

2.Waiver and Release. To be eligible for the Separation Pay specified by this Agreement, you must sign and not revoke a waiver and release of all claims arising out of (i) your employment with the Company, and (ii) your termination of employment from the Company, on a form reasonably satisfactory to the Company and provided to you, before the deadline specified by the release.

3.Non-Disparagement. By accepting any Separation Pay under this Agreement, you agree and covenant not to disparage the Company, its directors, its officers or its employees; provided, however, this covenant shall not prohibit you from reporting possible violations of federal laws or regulations to any governmental agency or entity, including, but not limited to, the Securities and Exchange Commission.

4.Cause. For purposes of this Agreement, “Cause” means any of the following: (i) your willful failure, for a period of at least 10 calendar days following a written warning, to substantially perform your duties or the lawful instructions of the Company or one of its Subsidiaries in a manner deemed satisfactory to the Company; (ii) your failure to follow a lawful written directive of the Company’s Chief Executive Officer, your supervisor or the Company’s Board of Directors; (iii) your willful violation of any rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business, including without limitation the Company’s Employee Handbook, codes of ethics, or other employee guidelines of the Company or its subsidiaries; (iv) your act or omission or commission by you in the scope of your employment (A) which results in the assessment of a material civil or criminal penalty against you or the Company, or (B) which in the reasonable judgment of the Company could result in material harm to the Company; (v) your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or (vi) your willful engagement in conduct known (or which should have been known) to be materially injurious to the Company.

5.“Good Reason” means any of the following, without your written consent: (i) a material diminution in your base salary or bonus opportunities or (ii) a change by more than 50 miles in the geographic location at which you must perform your duties and services; provided, however, that a termination by you for any of the reasons listed in (i) and (ii) above shall not constitute termination for Good Reason unless you shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than sixty (60) days after the initial occurrence of such event), and the Company fails to cure such event within 30 days after receipt of this written notice. Your employment must be terminated for Good Reason within 120 days after the occurrence of an event of Good Reason. Your resignation for Good Reason effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2). Good Reason shall not include your death or disability.

6.Payment of Separation Pay; Tax Withholding. The Separation Pay payable to you in the event of your Qualifying Termination shall be paid to you in lump sum following the Qualifying Termination, less the amount of applicable federal, state and local income and employment tax withholdings. The Separation Pay shall be paid on the first payroll date following the expiration of the period during which you may revoke the waiver and release required above.

7.Section 409A. The Separation Pay is intended to qualify for an exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be administered and interpreted consistent with such intent. Notwithstanding the foregoing, the Company makes no representations that the Separation Pay is exempt from Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A. Each payment under this Policy shall be deemed to be a separate payment for purposes of Section 409A. References to “termination of employment” and similar terms used in this Agreement mean a “separation from service” within the meaning of Section 409A. In the event that you are a “specified employee” (within the meaning of Section 409A and as determined by the Company) at the time of separation from service, any compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the first day of the seventh month following the separation from service if and to the extent required to comply with Section 409A.

8.No Guarantee of Employment. Nothing in this Agreement will be construed as granting you a right to continued employment or other service with the Company, or to interfere with the right of the Company to discipline or discharge you at any time.

9.Clawback. In the event that you breach any of the terms of this Agreement, including without limitation Sections 2 and 3 of this Appendix, in addition to and not in lieu of any other remedies that the Company may pursue against you, no further payments of Separation Pay will be made to you pursuant to this Agreement and you shall immediately repay to the Company all amounts previously paid to you pursuant to this Agreement.

10.Company Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns. The Company shall use commercially reasonable efforts to cause any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets to assume and agree to perform the obligations of the Company under this Agreement.

11.Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest granted to you herein shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, and no attempted assignment or transfer thereof shall be effective. If you are unable to care for your affairs, any Separation Pay due hereunder may be made directly to your legal guardian or personal representative.

12.No Waiver. The failure by the Company or its agent to enforce any provision of this Agreement at any time or from time to time, and with respect to any person or persons, shall not be construed to be a waiver of such provision, nor in any way limit the Company's or its agent's ability to enforce such provision in any situation.

13.Severability. If part or all of any of the provisions of this Agreement shall be held or deemed to be or shall in fact be inoperative or unenforceable as applied in any particular situation, such circumstances shall not have the effect of rendering any other parts of the provision at issue or other Agreement provisions invalid, inoperative or unenforceable to any extent whatsoever.

14.Governing Law and Venue. This Agreement shall be construed in accordance with the laws of the State of Texas without regard to the conflicts of law principles thereof. The Federal and State courts in Harris County, Texas shall be the proper venue for all disputes relating to this Agreement.

15.Headings. The headings used in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any of its provisions.